Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-271282

PROSPECTUS SUPPLEMENT NO.2 (to Prospectus dated December 6, 2024)

Moolec Science SA

UP TO 5,000,000 ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-271282).

This Prospectus Supplement No. 2 is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Reports on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on December 30, 2024 (the “December Form 6-K”) and on January 31, 2025 (the “January Form 6-K”, together with the December Form 6-K, the “Forms 6-Ks”). Accordingly, we have attached the Forms 6-Ks to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Ordinary Shares are listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “MLEC.” On February 3, 2025, the closing sale price of our Ordinary Shares was $0.74.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 4, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rules 13a-16 or 15d-16 under

the Securities Exchange Act of 1934

For the month of December 2024

Commission File Number: 001-41586

MOOLEC SCIENCE SA

(Translation of registrant’s name into English)

17, Boulevard F. W. Raiffeisen

L-2411 Luxembourg,

Grand Duchy of Luxembourg

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

EXPLANATORY NOTE

The information contained in this Form 6-K is incorporated by reference into the Company’s registration statements on Form F-3 (Registration No. 333-283113) and Form S-8 (Registration No. 333-282263).

Moolec Science SA holds its 2024 Annual Shareholders’ Meeting and Extraordinary General Meeting of Shareholders

Moolec Science SA (NASDAQ: MLEC), a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) under registration number B268440 (“Moolec,” the “Company,” “we,” “us” or “our”) held its 2024 Annual Shareholders’ Meeting (the “AGM”) followed by an extraordinary general meeting of the shareholders of the Company (the “EGM”, and collectively with the AGM, the “Meetings”), on December 27, 2024, at 35, avenue J. F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg. At or prior to the Meetings, the Company’s shareholders voted on eleven and eight proposals as set forth below, respectively. The proposals were approved at the Meetings by either a simple majority of the votes or by a two thirds majority expressed by shareholders who voted at or prior to the Meetings (either in person, by proxy or ballot paper), in accordance with applicable law and our articles of association.

The AGM considered and voted on the following agenda points:

1.	To receive the report of the approved statutory auditor of the Company on the annual accounts as at 30 June 2024.

2.	To approve the annual accounts for the year ended 30 June 2024.

3.	To allocate the result of the year ended 30 June 2024.

4.	To approve the remuneration of the directors of the Company.

5.	To grant discharge to the directors and to the approved statutory auditor of the Company.

6.	To re-appoint Kyle P. Bransfield as director of the Company, whose mandate ends following the annual general meeting which will approve the annual accounts for the period ended on 30 June 2024, for the period to end following the annual general meeting which will approve the annual accounts for the period to end on 30 June 2025.

7.	To re-appoint Jose Lopez Lecube as director of the Company, whose mandate ends following the annual general meeting which will approve the annual accounts for the period ended on 30 June 2024, for the period to end following the annual general meeting which will approve the annual accounts for the period to end on 30 June 2025.

8.	To re-appoint Gastón Paladini as director of the Company, whose mandate ends following the annual general meeting which will approve the annual accounts for the period ended on 30 June 2024, for the period to end following the annual general meeting which will approve the annual accounts for the period to end on 30 June 2025.

9.	To re-appoint Natalia Zang as director of the Company, whose mandate ends following the annual general meeting which will approve the annual accounts for the period ended on 30 June 2024, for the period to end following the annual general meeting which will approve the annual accounts for the period to end on 30 June 2025.

10.	To re-appoint Esteban Corley as director of the Company, whose mandate ends following the annual general meeting which will approve the annual accounts for the period ended on 30 June 2024, for the period to end following the annual general meeting which will approve the annual accounts for the period to end on 30 June 2025.

11.	To re-appoint the current approved statutory auditor of the Company for the period to end following the annual general meeting which will approve the annual accounts for the period to end on 30 June 2025.

The EGM considered and voted on the following agenda points:

1.	To approve the transfer of the central administration (administration centrale) and registered office (siège social) of the Company from the Grand Duchy of Luxembourg to the Cayman Islands, and to set the registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands, with effect as from the date on which the application for continuation into the Cayman Islands is filed with the Cayman Islands Registrar of Companies (the “Effective Date”), and to acknowledge the change of nationality of the Company, as from the Effective Date, subject to the condition that the Company receives from the Registrar of Companies in the Cayman Islands a certificate confirming that the Company has been registered by way of continuation as an exempted company in the Cayman Islands (the “Migration”).

2.	To approve the statement of assets and liabilities, which form the basis of the Company’s closing balance sheet, and the closing balance sheet of the Company (the “Balance Sheet”).

3.	To acknowledge, with effect as from the Effective Date, the registration of the Company by way of continuation as an exempted company limited by shares in the Cayman Islands and the submission of the Company to the laws of the Cayman Islands, to adopt the legal form of a Cayman Islands exempted company limited by shares under the laws of the Cayman Islands, and to approve that the name of the Company shall remain “Moolec Science SA” as from the Effective Date.

4.	To fully restate the Company’s articles of association and adopt new memorandum and articles of association, in substitution for and to the exclusion of, the Company's existing articles of association in order to comply with the laws of the Cayman Islands, as a consequence of the Company becoming a Cayman Islands exempted company limited by shares, as from the Effective Date.

The Company’s object shall be changed to “The Company's objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands”.

5.	To acknowledge the resignation of the current directors of the Company as from the Effective Date and to grant them full discharge.

6.	To appoint new directors of the Company as from the Effective Date.

7.	To approve the place where the existing books and records of the Company shall be kept as from the Effective Date.

8.	To delegate powers to representatives to take all actions required in connection with the Migration, the deregistration of the Company in the Grand Duchy of Luxembourg and the filing of all necessary documents with the Cayman Islands Registrar of Companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOOLEC SCIENCE SA
(Registrant)

Dated: December 27, 2024	By:	/s/ Gastón Paladini
	Name:	Gastón Paladini
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rules 13a-16 or 15d-16 under

the Securities Exchange Act of 1934

For the month of January 2025

Commission File Number: 001-41586

MOOLEC SCIENCE SA

(Exact name of Registrant as Specified in Its Charter)

17, Boulevard F. W. Raiffeisen

L-2411 Luxembourg,

Grand Duchy of Luxembourg

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒         Form 40-F  ☐

EXHIBIT LIST

This Form 6-K is incorporated by reference into the Company’s registration statements on Form F-3 (Registration No. 333-283113) and Form S-8 (Registration No. 333-282263), and the following exhibit is filed as part of this Form 6-K:

Exhibit No.	Description
99.1	Moolec Science SA unaudited interim condensed consolidated financial statements as of September 30, 2024 and June 30, 2024, and for the three-month periods ended September 30, 2024 and 2023.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOOLEC SCIENCE SA
(Registrant)

Dated: January 31, 2025	By:	/s/ Gastón Paladini
	Name:	Gastón Paladini
	Title:	Chief Executive Officer

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